Exhibit 99.1

Fred's Increases Quarterly Cash Dividend to $0.03 Per Share

MEMPHIS, Tenn.--(BUSINESS WIRE)--May 28, 2009--Fred's, Inc. (NASDAQ: FRED) today announced that its Board of Directors has increased the Company's quarterly cash dividend to $0.03 per share from the prior rate of $0.02 per share. The dividend is payable on June 15, 2009, to shareholders of record as of June 1, 2009.

Commenting on the announcement, Michael J. Hayes, Chairman, said, "With Fred's continued growth, we are gratified to be able to raise our cash dividend at this time, and we welcome this opportunity to allow our shareholders to participate in our progress in a direct and tangible way."

Fred's, Inc. operates 666 discount general merchandise stores, including 24 franchised Fred's stores at year-end. For more information about the Company, visit Fred's website at www.fredsinc.com.

CONTACT:
Fred's, Inc.
Jerry A. Shore, 901-362-3733, Ext. 2217
Executive Vice President and Chief Financial Officer